Exhibit 10(j)
Employment Agreement between
Troy Todd (“Executive”) and EDS

1.	Position:
Executive Vice President of Leadership and Change Management

2.	Annual Salary:
Current Annual Base Salary $465,000.

3.	Bonus:
Executive will be eligible to participate in EDS’ Executive Bonus Plan (“EBP”). EBP awards are based upon corporate and individual performance.

4.	Benefits:
Executive and his family will be eligible to participate in EDS’ group life, hospitalization or disability insurance plan, health program (with COBRA equivalent premiums paid on a tax grossed-up basis during any waiting period), pension, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) and/or other fringe benefits offered by EDS (on terms not less favorable to Executive than the terms offered to other senior executives).

5.	Pension Benefits:
Executive will be eligible to participate in EDS’ Retirement Plan and Supplemental Executive Retirement Plan (“SERP”). For purposes of the SERP, Executive shall be credited with ten (10) additional years of service.

6.	Equity Based Incentive Compensation:

(a)
Executive shall be eligible to receive future equity related awards pursuant to the provisions of the 1996 Incentive Plan of Electronic Data Systems Corporation (“Incentive Plan”). Any such future awards shall be consistent with competitive pay practices generally and with awards made to other senior executives.

(b)	All equity-related awards will fully vest upon a Change of Control, as defined in Executive’s Change of Control Employment Agreement, which is attached as Exhibit “A”.

7.	Severance Benefits:
If prior to April 15, 2002, Executive’s employment with EDS is terminated without Cause (as defined in Exhibit “B”), in addition to the Relocation Benefits set forth in Paragraph 8, he will be entitled to receive, in lieu of any other severance benefits, the following:

(a)	Lump sum payment of two times the sum of Executive’s (i) final annual salary and (ii) most recent annual performance bonus target; and,

(b)	Payment of a performance bonus at target for the year of termination, pro-rated for the portion of the year elapsed through date of termination.

8.	Relocation:
Upon termination of Executive’s employment by EDS without Cause (as defined in Exhibit “B”), EDS will pay all costs of relocation of Executive to the Orlando, Florida Metropolitan area, including the purchase of Executive’s residence in Plano, Texas. All relocation benefits will be grossed-up for applicable taxes.

9.	Non-Competition and Confidentiality Agreement:
Pursuant to the terms of the Incentive Plan, in order to receive equity related awards, Executive will be required to sign Non-Competition and Confidentiality Agreements and/or Equity Related Agreements that other senior executive officers are required to sign.

10.	Entire Agreement:
This Agreement, in conjunction with all agreements referenced herein and with the individual agreements between EDS and Executive related to the Incentive Plan, which are incorporated herein by reference, constitutes the entire agreement of the parties, and supersedes and prevails over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to Executive’s employment with EDS.

EXECUTIVE:	EDS:

/S/ TROY W. TODD	/S/ RICHARD H. BROWN
Troy W. Todd	By: Richard H. Brown Chairman of the Board and Chief Executive Officer

Dated: April 17, 2001	Dated: April 17, 2001